Exhibit 99.1

Progenics Pharmaceuticals Successfully Completes Two, Phase 1 Clinical Studies of Oral Methylnaltrexone

     TARRYTOWN, N.Y.--(BUSINESS WIRE)--May 25, 2004--

          Drug Well Tolerated; Phase 2 Studies Planned in Chronic-Pain
                    Patients with Opioid-Induced Constipation

     Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that it has completed phase 1 clinical trials of two different oral formulations of its investigational drug methylnaltrexone (MNTX). Preliminary analysis of data from 61 healthy volunteers who received study medication at three dose levels indicated that the drug was well tolerated and exhibited predictable pharmacokinetics. The announcement of the completion of phase 1 is scheduled to be made today at this year's annual shareholder meeting at the Company's headquarters in Tarrytown.
     "Based on our timely and successful completion of these phase 1 studies, we have selected an oral formulation and dose levels of MNTX that we plan to test in phase 2 clinical trials later this year in chronic-pain patients with opioid-induced constipation," said Robert J. Israel, M.D., Progenics' Senior Vice President, Medical Affairs. "Drug absorption was found to be within expected limits, and there were no drug-related serious adverse events in these studies."
     Of the 25-million Americans with chronic pain, approximately four million receive opioids on a daily basis, and, as a consequence, many experience debilitating constipation which is often not responsive to laxatives and stool softeners. There are currently no FDA-approved therapies for opioid-induced constipation. The Company believes that oral MNTX may be useful for the treatment of opioid-induced constipation in patients with chronic pain.
     Progenics has ongoing clinical programs for MNTX with three dosage forms:
Subcutaneous MNTX is the subject of two, pivotal phase 3 clinical trials in opioid-induced constipation in patients with advanced medical illness; intravenous MNTX is being studied in a phase 2 trial for treatment of post-operative ileus; and oral MNTX is being developed for relief of opioid-induced constipation in patients with chronic pain. The Company believes that the ability to deliver MNTX using three dosage forms and routes of administration represents a significant benefit. Each form is potentially useful in a variety of clinical applications where rapid onset of action, dosing flexibility, and ease of use can be tailored to fit the needs of the patient.

     Company Profile

     Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the debilitating side effects of opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness and may be the Company's first product candidate to be approved for marketing. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a monoclonal antibody designed to target the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on a novel prophylactic HIV vaccine. The Company is developing immunotherapies for prostate cancer, including monoclonal antibodies directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also studying a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

     DISCLOSURE NOTICE: The information contained in this document is current as of May 25, 2004. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.
     Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

     Editor's Note:
     Additional information on Progenics available at http://www.progenics.com.

     CONTACT: Progenics Pharmaceuticals, Inc.
              Richard W. Krawiec, Ph.D., 914-789-2800
              rkrawiec@progenics.com